                                      EXHIBIT C


    - Unaudited consolidated balance sheet as of September 30, 1996, and the related consolidated statements of operations and cash flows for the three months ended September 30, 1995 and 1996, and related Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                  REGIS CORPORATION

                                        INDEX


EXHIBIT C                                                               Page No.
                                                                        --------
         Unaudited Consolidated Financial Statements:

              Balance Sheet as of June 30, 1996
              and September 30, 1996                                         1

              Statement of Operations for the three
              months ended September 30, 1995 and 1996                       2

              Statement of Cash Flows for the three
              months ended September 30, 1995 and 1996                       3

              Notes to Consolidated Financial Statements                    4-7

              Review Report of Independent Accountants                       8

         Management's Discussion and Analysis of
              Financial Condition and Results of Operations                 9-15

         Exhibit 15  Letter Re:  Unaudited Interim Financial Information     16

                                  REGIS CORPORATION
                              CONSOLIDATED BALANCE SHEET
                      AS OF JUNE 30, 1996 AND SEPTEMBER 30, 1996
                                (DOLLARS IN THOUSANDS)


                                                                   JUNE 30, 1996    SEPTEMBER 30, 1996
                                                                                        (UNAUDITED)
                                                                   -------------    ------------------
ASSETS
Current assets:
    Cash and cash equivalents                                         $  7,558          $  3,228
    Accounts receivable                                                 10,640             8,990
    Inventories                                                         32,507            35,069
    Deferred income taxes                                                6,687             8,518
    Other current assets                                                 9,691             8,939
                                                                       -------           -------

    Total current assets                                                67,083            64,744

Property and equipment, net                                            126,821           128,902
Goodwill                                                                93,352            95,796
Other assets                                                            16,698            16,065
                                                                       -------           -------

    Total assets                                                      $303,954          $305,507
                                                                       -------           -------
                                                                       -------           -------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Long-term debt and capital lease obligations, current portion    $  19,168          $ 19,293
    Accounts payable                                                    20,369            23,413
    Accrued expenses                                                    40,768            36,989
    Restructuring accruals                                               6,493             5,714
                                                                       -------           -------

      Total current liabilities                                         86,798            85,409

Long-term debt and capital lease obligations                            83,213            81,214
Other noncurrent liabilities                                             6,308             6,227
    Contingencies (Note 5)
Shareholders' equity:
    Capital stock, $.05 par value; authorized,
      25,000,000 shares; issued and outstanding,
      22,537,161 common shares at June 30, 1996 and
      22,589,455 common shares at September 30, 1996                     1,127             1,128
    Additional paid-in capital                                         104,634           105,114
    Retained earnings                                                   21,874            26,415
                                                                       -------           -------
      Total shareholders' equity                                       127,635           132,657
                                                                       -------           -------
        Total liabilities and shareholders'
          equity                                                      $303,954          $305,507
                                                                       -------           -------
                                                                       -------           -------


        See accompanying notes to unaudited consolidated financial statements.

                                  REGIS CORPORATION
                   CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                   (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         1995        1996
                                                         ----        ----
    Revenues:
      Company-owned operations:
        Service                                     $  100,410     $121,540
        Product                                         33,476       42,381
                                                       -------      -------

                                                       133,886      163,921
      Franchise revenues                                 6,689        6,684
                                                       -------      -------

                                                       140,575      170,605
                                                       -------      -------

    Operating expenses:
      Cost of sales:
        Service                                         58,427       70,011
        Product                                         18,134       23,393
      Rent                                              17,569       23,069
      Selling, general and administrative               29,839       34,019
      Depreciation and amortization                      5,722        6,889
      Other, primarily franchise expenses                1,831          864
                                                       -------      -------

                                                       131,522      158,245
                                                       -------      -------

        Operating income                                 9,053       12,360

    Other income (expense):
      Interest                                          (2,236)      (2,450)
      Nonrecurring gains                                   137          218
      Other, net                                            35          210
                                                       -------      -------

        Income before income taxes                       6,989       10,338

      Income taxes                                      (2,971)      (5,797)
                                                       -------      -------

         Net income                                   $  4,018     $  4,541
                                                       -------      -------
                                                       -------      -------

    Net income per share                              $    .18     $    .20
                                                       -------      -------
                                                       -------      -------

    Common and common equivalent shares outstanding     22,421       23,316
                                                       -------      -------
                                                       -------      -------


        See accompanying notes to unaudited consolidated financial statements.

                                  REGIS CORPORATION
                   CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                (DOLLARS IN THOUSANDS)

                                                               1995      1996
                                                               ----      ----
Cash flows from operating activities:
    Net income                                              $  4,018    $ 4,541
    Adjustments to reconcile net income to net
        cash provided by operating activities:
      Depreciation and amortization                            5,829      6,970
      Deferred income taxes                                      577     (1,182)
      Changes in assets and liabilities, exclusive
        of investing and financing activities                 (1,677)    (1,283)
      Other                                                      312      1,150
                                                            ---------  ---------
    Net cash provided by operating activities                  9,059     10,196
                                                            ---------  ---------

Cash flows from investing activities:
    Capital expenditures                                      (8,866)    (8,319)
    Purchases of salon assets, net of cash acquired and
      certain obligations assumed                             (9,152)    (4,611)
                                                            ---------  ---------
    Net cash used in investing activities                    (18,018)   (12,930)
                                                            ---------  ---------

Cash flows from financing activities:
    Borrowings on line of credit                              47,766     44,983
    Payments on line of credit                               (40,817)   (44,700)
    Proceeds from issuance of long-term debt                   6,222
    Repayment of long-term debt                                 (496)    (2,236)
    Dividends paid                                              (285)      (361)
    Proceeds from issuance of common stock                       212        711
                                                            ---------  ---------
    Net cash provided by (used in) financing activities       12,602     (1,603)
                                                            ---------  ---------

Effect of exchange rate changes on cash                          (17)         7
                                                            ---------  ---------

Increase (decrease) in cash and cash equivalents               3,626     (4,330)
Cash and cash equivalents:
    Beginning of period                                        2,335      6,562
                                                            ---------  ---------

    End of period                                           $  5,961    $ 2,232
                                                            ---------  ---------
                                                            ---------  ---------

Changes in assets and liabilities, exclusive of
  investing and financing activities:
    Accounts receivable                                     $    402    $ 1,676
    Inventories                                                  501     (2,161)
    Other current assets                                      (2,899)       745
    Restructuring accrual                                                  (779)
    Accounts payable                                             412      3,046
    Accrued expenses                                             (93)    (3,810)
                                                            ---------  ---------
                                                            $ (1,677)   $(1,283)
                                                            ---------  ---------
                                                            ---------  ---------

        See accompanying notes to unaudited consolidated financial statements.

                                  REGIS CORPORATION
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                     (Unaudited)

1.       BASIS OF PRESENTATION OF INTERIM CONSOLIDATED FINANCIAL STATEMENTS:
         The unaudited consolidated statement of operations for the three months ended September 30, 1995 and 1996, reflects, in the opinion of management, all adjustments (which, with the exception of the matters discussed in Notes 3 and 4 herein, include only normal recurring adjustments) necessary to fairly present the results of operations for the interim periods. The results of operations for any interim period are not necessarily indicative of results for the full year.

         The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The unaudited interim consolidated financial statements should be read in conjunction with the Company's consolidated financial statements for the year ended June 30, 1996, which are included herein in Exhibit A to the Company's May 14, 1997 report on Form 8-K.

         Financial data for all periods presented reflect the retroactive effects of the October 1996 merger with Supercuts, Inc. (Supercuts) which has been accounted for as a pooling-of-interests (see Note 3). The financial statements have been prepared by combining the current and historical financial statements of Regis Corporation with those of Supercuts for the periods presented.

         COST OF PRODUCT SALES. On an interim basis, product costs are determined by applying an estimated gross profit margin.

         ASSET IMPAIRMENT ASSESSMENTS. On a quarterly basis, the Company measures and evaluates the recoverability of its tangible and intangible noncurrent assets using undiscounted cash flow analyses.

         Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" was adopted effective July 1, 1996, and did not have a significant effect on the consolidated financial statement.

2. NONRECURRING GAINS: During the first quarter of fiscal 1997 and 1996, the company received $218,000 and $137,000, respectively, of principal payments from premier salons. The company had previously written off the related receivable, and accordingly, is recording all subsequent principal payments as nonrecurring gains.

3.       MERGERS AND ACQUISITIONS:

         SUPERCUTS, INC.

         Effective October 25, 1996, the Company received shareholder approval for the merger agreement with Supercuts, Inc. (Supercuts) in a stock-for-stock merger transaction. Supercuts is a national operator of approximately 450 company owned/managed and franchisor of over 700 affordable hair care salons. Each Supercuts shareholder received 0.40 shares of the Company's common stock in exchange for each Supercuts common share, or approximately 4,550,000 shares of the Company's common stock on a fully diluted basis.

         The Supercuts transaction was accounted for as a pooling-of-interests; therefore, prior financial statements have been restated to reflect this merger. To effect the restatement, significant accounting adjustments were necessary to conform the accounting practices of Supercuts to those of Regis. A detailed description of the nature of these conforming accounting adjustments has been included in the notes to the Company's consolidated financial statements for the year ended June 30, 1996, which are included in Exhibit A to the Company's May 14, 1997 Report on Form 8-K filed with the Securities and Exchange Commission. The conforming accounting adjustments included adjustments to previously reported Supercuts net income (loss) and shareholders' equity due to consolidation of previously unconsolidated investor/franchisee stores, change in goodwill amortization periods and reversal of the capitalization of certain development costs.

         Prior to the merger, Supercuts' fiscal year for financial reporting purposes ended on December 31. No material adjustment to retained earnings was necessary to conform with Regis' year end. In addition, for periods preceding the merger, there were no intercompany transactions which required elimination from the combined consolidated results.

         OTHER ACQUISITIONS

         The following represents the unaudited pro forma results of operations of the Company (restated for the inclusion of Supercuts results) as if acquisitions occurring in fiscal 1996, primarily the U.K. and the Wal-mart acquisitions, as more fully described under Management's Discussion and Analysis of Financial Condition and Results of Operations, and the related common stock activity had occurred at the beginning of fiscal 1996.

                              (Dollars in thousands, except per share amounts)
                              ------------------------------------------------
                                               Three months ended
                                               September 30, 1995
                                               ------------------
         Revenues                                  $162,172
         Income before income taxes                   7,490
         Net income                                   4,402
         Net income per share                          $.20

         These pro forma results may not be indicative of results that actually would have occurred had the acquisitions taken place at the beginning of the periods presented or of results which may occur in the future.

4.       INCOME TAXES:
         As reflected in the Statement of Operations for Supercuts for the quarter ended September 30, 1996, Supercuts recorded as part of its September 30, 1996 income tax provision, a $1,500,000 change in estimate associated with income tax matters related to years prior to 1996. this change in estimate includes tax changes resulting from the completion of an Internal Revenue Service examination in the quarter ended September 30, 1996. Accordingly, this change in estimate is included in the financial results for the combined companies of Regis and Supercuts for the three months ended September 30, 1996.

         The Company's effective income tax rate, exclusive of the impact of nondeductible merger and transaction costs and the $1,500,000 change in estimate, for fiscal 1997 is estimated to be approximately 42 percent, consistent with that incurred for fiscal 1996.

5.       1996 RESTRUCTURING CHARGE:
         At September 30, 1996, of the Company's 1996 restructuring charge, $5,714,000 remained in accrued expenses in the balance sheet primarily associated with related litigation and salon closures and dispositions.

6.       CONTINGENCIES:
         On March 13, 1996, Mr. David E. Lipson and DEL Holding Corporation ("DEL"), a Nevada corporation, which the Company believes is wholly owned by Mr. Lipson, brought legal action against Supercuts, a wholly owned subsidiary of the Company, and certain Supercuts directors and officers. The initial lawsuit, prior to subsequent amendments, sought payment of $3,000,000, allegedly due to DEL pursuant to a Consulting Agreement dated as of August 22, 1995, between Supercuts and DEL. The initial lawsuit also sought unspecified damages allegedly sustained by Mr. Lipson as a result of a delay in his ability to sell 1,508,220 shares of Supercuts' common stock, which were sold by him between February 20 and February 28, 1996, because of Supercuts' refusal to remove restrictive legends from certificates representing such stock. according to his lawsuit, Mr. Lipson sold the number of shares noted for an aggregate of $7,800,000, or a reported average price of $5.20 per share. Supercuts' common stock price range for the month of February 1996, was a high of 7-3/8, a low of 5-1/8 and a close of 5-1/8. All matters that were heard in the United States District Court for the Northern District of Illinois, Eastern Division, Case No. 96C-0822, are currently on appeal in the United States Court Of Appeals for the Seventh Circuit.

         In August 1996, Mr. Lipson also brought legal action against Supercuts in the Circuit Court of Cook County, Illinois alleging that Supercuts has defamed him. Mr. Lipson requests a judgment "in excess of $200,000,000." Supercuts has denied these allegations.

         Mr. Lipson has also filed suit against Supercuts in the Court of Chancery of the State of Delaware seeking advancement of expenses incurred by him in certain litigation and other proceedings. On December 10, 1996, the Delaware Court ruled that Mr. Lipson is entitled to an advancement of certain expenses incurred by him, but did not establish the amount of the advancement. The amount to be advanced is under negotiation.

         On April 17, 1997, the Securities and Exchange Commission charged Mr. Lipson with unlawful insider trading in Supercuts stock during 1995, alleging that he avoided a loss of approximately $621,000 through such trading. Mr. Lipson has stated that he intends to contest the charges.

         While additional future charges, if any, related to this litigation could have a material adverse impact on the Company's net income in the quarterly period in which they would be recorded, management of the Company believes, based on the advice of counsel, that such additional charges, if any, will not have a material adverse effect on the consolidated financial position or annual results of operations of the Company.

                       REVIEW REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Directors of Regis Corporation:

     We have reviewed the accompanying consolidated balance sheet of Regis Corporation as of September 30, 1996, and the related consolidated statements of operations and cash flows for the three months ended September 30, 1995 and 1996. These financial statements are the responsibility of the Company's management.

     We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

         We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of June 30, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended (not fully presented herein);
and in our report dated May 9, 1997, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of June 30, 1996, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                       /s/ Coopers & Lybrand L.L.P.

                                       COOPERS & LYBRAND L.L.P.

Minneapolis, Minnesota
May 14, 1997

Item 2.              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                    SUMMARY

    Regis Corporation, based in Minneapolis, is the largest owner, operator and franchisor of mall-based hair and retail product salons in the world.
The Regis worldwide operations include 3,177 hairstyling salons at September 30, 1996 operating in six divisions: Regis Hairstylists, Supercuts, MasterCuts, Trade Secret, Wal-Mart and International. Worldwide operations include 730 franchised Supercuts salons and 61 other franchised salons operating primarily in the Trade Secret division. The Company has more than 25,000 employees worldwide.

    During the first quarter of fiscal 1997, the Company's consolidated sales increased 21.4 percent to a record $170,605,000 and operating income grew
36.5 percent to $12,360,000. Exclusive of nonrecurring gains, earnings per share increased 38.9 percent in the first quarter of fiscal 1997 to $.25 per share, compared to $.18 per share in the same period the prior year.

    Effective October 25, 1996, the Company received shareholder approval for the merger agreement with Supercuts in a stock-for-stock merger transaction. Supercuts is a national operator of approximately 450 company owned/managed and franchisor of over 700 affordable hair care salons. Each Supercuts shareholder received 0.40 shares of the Company's common stock in exchange for each Supercuts, Inc. common share, or approximately 4,550,000 shares of the Company's common stock on a fully diluted basis.

    Financial data for all periods presented reflect the retroactive effects of the October 1996 merger with Supercuts which has been accounted for as a pooling-of-interests. The financial statements have been prepared by combining the current and historical financial statements of Regis Corporation with those of Supercuts for each of the periods presented.

    The Company expects to record a nonrecurring pretax charge in the second quarter ended December 31, 1996 in the range of approximately $18 million for transaction, restructuring and other nonrecurring costs associated with the merger. A significant portion of this charge will be nondeductible for income tax purposes.

                              RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated certain information derived from the Company's Consolidated Statement of Operations expressed as a percentage of revenues. All percentages were computed as a percentage of total revenue from company-owned salon operations. For purposes of this analysis, revenues from the Company's franchise operations have been netted against the related franchise expenses, as included in the cost category "Other, including franchise revenues and expenses". This was done to facilitate a meaningful comparison of the historical expense ratios of the Company. Franchise revenues are not material to the Company as they represent less than 5 percent of total revenues.

                               WORLDWIDE OPERATIONS

                                      FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                                      ----------------------------------------
                                                    1995      1996
                                                    ----      ----
Revenues                                           100.0%    100.0%

Operating expenses:
     Cost of sales                                  57.2      57.0
     Rent                                           13.1      14.1
     Selling, general and administrative            22.3      20.8
     Depreciation and amortization                   4.3       4.2
     Other, including franchise revenues
      and expenses                                  (3.7)     (3.6)
                                                   -----     -----
                                                    93.2      92.5
                                                   -----     -----

          Operating income                           6.8       7.5

Other income (expense):
     Interest                                       (1.7)     (1.4)
     Nonrecurring gains                              0.1       0.1
     Other, net                                                0.1
                                                   -----     -----
Income before income taxes                           5.2       6.3
Income taxes                                        (2.2)     (3.5)
                                                   -----     -----
     Net income                                      3.0%      2.8%
                                                   -----     -----
                                                   -----     -----

   THREE MONTHS ENDED SEPTEMBER 30, 1996, COMPARED TO THREE MONTHS ENDED
                             SEPTEMBER 30, 1995:

    REVENUES. Revenues for the first quarter of fiscal 1997 grew to a record $170,605,000, representing an increase of $30,030,000, or 21.4 percent, over the same period in fiscal 1996. Approximately 75 percent of the increase is attributable to salon acquisitions occurring subsequent to the first quarter of fiscal 1996, with the remaining increase due to net salon openings, and increases in customers served and product sales. Regis Hairstylists, Supercuts, MasterCuts, Trade Secret and Wal-Mart salons in the United States and Canada (Domestic salons) accounted for $18,360,000 of the total revenue increase. The remainder of the revenue increase of $11,670,000 was related to the Company's salon operations in the United Kingdom, South Africa, Switzerland and Mexico (International salons) and was largely influenced by the Company's salon acquisitions subsequent to the first quarter of fiscal 1996 in the United Kingdom.

    For the first quarter of fiscal 1997, revenues from Regis Hairstylists were $67,172,000, an increase of 2.1 percent, and revenues from Supercuts were $30,747,000, an increase of 6.6 percent. Revenues from MasterCuts were $22,783,000, an increase of 16.1 percent; Trade Secret company-owned revenues were $19,180,000, an increase of 35.1 percent; revenues from Wal-Mart salons were $7,427,000, a newly acquired division compared to the same period a year ago;

and International salon sales were $22,335,000, an increase of more than 100 percent, principally due to acquisitions subsequent to the first quarter of fiscal 1996.

    During the first quarter of fiscal 1997, same-store sales from Domestic salons open more than twelve months increased 2.5 percent, compared to a 4.1 percent same-store sales increase during the same period the previous year. Same-store sales for the United Kingdom salons (U.K. salons), the primary component of International salons, increased 4.4 percent during the quarter. Same-store sales increases achieved during the first quarter of fiscal 1997 are primarily due to an increase in the number of customers served. The Company utilizes an audiovisual-based training system in its salons. Management believes this training system provides its employees with improved customer service and technical skills, and positively contributes to the increase in customers served.

    SERVICE REVENUES. Service revenues in the first quarter of fiscal 1997 were $121,540,000, an increase of $21,130,000, or 21.0 percent, over the same period in fiscal 1996. This increase was primarily due to acquisitions, net salon openings and same-store sales growth.

    PRODUCT REVENUES. Product revenues in the first quarter of fiscal 1997 were $42,381,000, an increase of $8,905,000, or 26.6 percent, over the same period in fiscal 1996. The Trade Secret retail product salon operations represented $3,854,000 of this overall increase, reflecting salon acquisitions occurring subsequent to the first quarter of fiscal 1996, net salon openings, and same-store sales growth. Product revenues for the Company's Regis Hairstylists, Supercuts, MasterCuts and Wal-Mart salons increased $3,453,000. This increase in product revenue mix reflects the impact of the Wal-Mart salons acquisition, which have a higher percentage of product sales, increased customer awareness, further acceptance of national brand salon merchandise, and sales training of Company employees. The balance of the product revenues increase relates to International salons, largely caused by fiscal 1996 salon acquisitions.

    COST OF REVENUES

    Cost of both service and product revenues in the first quarter of fiscal 1997 was $93,404,000, compared to $76,561,000, in the same period the previous year. The resulting combined gross margin percentage for the first quarter of fiscal 1997 was 43.0 percent of revenues compared to 42.8 percent of revenues in the same period the previous year. As further discussed below, this slight improvement in gross margin was primarily due to Supercuts partially offset by declines caused by the impact of the Wal-Mart salons acquired in June 1996.

    Service margins were 42.4 percent in the first quarter of fiscal 1997, compared to 41.8 percent in the same period the previous year. This increase in margin was primarily due to the continued sales maturation of Supercuts. This was partially offset by decline in margins for the Wal-Mart salon division, which had higher fixed cost payrolls as a percentage of revenues due to lower average revenue volume for these maturing salons.

     Retail product margins declined to 44.8 percent in the first quarter of fiscal 1997, compared to 45.9 percent in the same period the previous year. The Wal-Mart salon division was the major factor for the difference in margins between the comparable periods. The operating statement reflects the sale of higher cost inventories purchased in connection with the Wal-Mart salons acquisition.

    RENT EXPENSE

    Rent expense in the first quarter of fiscal 1997 was $23,069,000, or 14.1 percent of revenues, compared to $17,569,000, or 13.1 percent of revenues, in the same period the previous year. The primary reason for the increase as a percentage of revenues is due to fiscal 1996 department store salon acquisitions in the U.K., causing the International salon division to now comprise a larger percentage of the overall results. When compared to Domestic salon operations, the U.K. salon operations have higher rent expenses, offset by lower selling and administrative expenses, because certain costs are absorbed by department stores and passed on as rent.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

    Selling, general and administrative (SG&A) expense in the first quarter of fiscal 1997 was $34,019,000, or 20.8 percent of revenues, compared to $29,839,000, or 22.3 percent of revenues, in the same period the previous year. Such expenses include costs directly related to salon operations (such as advertising, promotion, insurance, telephone and utilities), field supervision costs (payroll, related taxes and travel) and home office administration costs (such as warehousing, salaries, occupancy costs and professional fees). As previously discussed, the fiscal 1996 U.K. department store salon acquisitions had a favorable effect on SG&A expense. The balance of the rate improvement was due to continued sales leveraging of fixed and semi-fixed costs.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense in the first quarter of fiscal 1997 decreased to 4.2 percent from 4.3 percent of revenues last year.
Depreciation expense, the major component within this category, has remained relatively consistent as a percentage of sales.

    OPERATING INCOME

    Operating income in the first quarter of fiscal 1997 improved to $12,360,000, an increase of $3,307,000, or 36.5 percent, over the same period the previous year. Operating income as a percentage of revenues was 7.5 percent in the first quarter of fiscal 1997 compared to 6.8 percent in the same period the previous year. As a percent of revenues, the improvement is attributable primarily to Supercuts due to salon maturation.

    INTEREST EXPENSE

    Interest expense for the first quarter of fiscal 1997 was $2,450,000, or
1.4 percent of revenues, compared to $2,236,000, or 1.7 percent of revenues in the same period the previous year. The slight improvement as a percent of revenues is due to sales leveraging as the expense amount remains relatively consistent.

    NONRECURRING GAINS

    During the first quarters of fiscal 1997 and 1996, the Company received $218,000 and $137,000, respectively, of principal payments from Premier Salons. The Company had previously written off the related receivable, and accordingly, is recording all subsequent principal payments as a nonrecurring gain.

    INCOME TAXES

    As reflected in the Statement of Operations for Supercuts for the quarter ended September 30, 1996, Supercuts recorded as part of its September 30, 1996 income tax provision, a $1,500,000 change in estimate associated with income tax matters related to years prior to 1996. This change in estimate includes tax changes resulting from the completion of an Internal Revenue Service examination in the quarter ended September 30, 1996. Accordingly, this change in estimate is included in the financial results for the combined companies of Regis and Supercuts for the three months ended September 30, 1996.

    The Company's effective income tax rate, exclusive of the impact of nondeductible merger and transaction costs and the $1,500,000 change in estimate, during fiscal 1997 is estimated to be approximately 42 percent, consistent with that incurred during fiscal 1996.

    NET INCOME

    Net income for the first quarter of fiscal 1997 increased to $4,541,000, or $.20 per share, compared to net income of $4,018,000, or $.18 per share in the same period the previous year. Exclusive of the effect of the nonrecurring income items in both periods, net income for the first quarter fiscal 1997 would have been $5,911,000 or $.25 per share, compared to net income for the first quarter of fiscal 1996 of $3,936,000, or $.18 per share.

LIQUIDITY AND CAPITAL RESOURCES

    Customers generally pay for salon services and merchandise in cash at the time of sale, which reduces the Company's working capital requirements. Net cash provided by operating activities in the first quarter of fiscal 1997 was $10,196,000, compared to $9,059,000 during the same period the previous year.
 The increase between the two periods is mainly due to improved operating performance.

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

    During the first quarter of fiscal 1997, the Company had worldwide new salon capital expenditures of $9,214,000, $895,000 of which relates to acquisitions. The Company constructed 5 new Regis Hairstylists salons, 2 new Supercuts salons, 9 new MasterCuts salons, 16 new Trade Secret salons, 6 new Wal-Mart salons and 4 new International salons, and completed 9 major remodeling projects. All capital expenditures during the first quarter of fiscal 1997 were funded by cash flow from the Company's operations and borrowings under its revolving credit facilities.

    The Company anticipates its worldwide salon development program for fiscal 1997 will include a minimum of 170 new salons, and 60 major remodeling and conversion projects (including the 42 new salons opened and 9 remodeling projects completed during the first quarter of fiscal 1997). It is expected that expenditures for these new salons and other projects will be approximately $36,000,000 in fiscal 1997, excluding acquisition activity.

    The Company has a $20,000,000 revolving credit facility which bears interest at the prime rate, and matures in October 1998. The facility also allows for borrowings bearing interest at an adjusted LIBOR rate plus a LIBOR margin up to 1.50 percent. The revolving credit facility requires a quarterly commitment fee of 1/4 percent per annum on the unused portion of the facility. As of September 30, 1996, borrowings of $8,700,000 were outstanding under this credit facility.

    At September 30, 1996, the Company had three outstanding senior term notes: a $24,000,000 note bearing interest at a fixed rate of 11.52 percent which is subject to annual mandatory payments of $10,000,000 on June 30, 1997 and $14,000,000 on June 30, 1998; a $10,000,000 note, bearing interest at a fixed 6.94 percent, which is due in July 2005; and a $5,000,000 note bearing interest at a fixed 7.99 percent which is due in July 2003.

    The senior term notes and the revolving credit facility agreements contain covenants, including limitations on incurrence of debt, granting of liens, investments, merger or consolidation, and transactions with affiliates. In addition, the Company must maintain specified interest coverage and debt-to-equity ratios.

    At September 30, 1996, there was $21,300,000 outstanding under the Supercuts revolving credit facility. In October 1996, the Supercuts facility was refinanced under terms and conditions consistent with that of the Company's long-term borrowings with $22,000,000 of additional long-term notes with mandatory repayments of $10,000,000 and $12,000,000 in fiscal years 2005 and 2007. Also, in October and December 1996, the Company borrowed an additional $10,000,000 and $5,000,000, under long-term senior term notes with mandatory repayment over fiscal years 1999 through 2005 to fund merger related costs and to pay down the Regis revolving credit facility. Although utilized to pay down borrowings under the revolving credit facility, the $5,000,000 borrowing is intended to make available funds to help franchisee expansion. These additional term note borrowings bear interest at fixed rates ranging from 7.16 to 7.8 percent.

    At September 30, 1996, of the Company's 1996 restructuring charge, $5,714,000 remained in accrued expenses in the balance sheet primarily associated with related litigation and salon closures and dispositions.

    Transactions by the Company's International salons are invoiced and paid in local currency. Accordingly, the Company is subject to risks associated with fluctuations in currency exchange rates.

    Management believes that cash generated from operations and amounts available under its revolving credit facilities will be sufficient to fund its anticipated capital expenditures and required debt repayments for the foreseeable future.

    In September 1996, the Company paid a quarterly dividend of $361,000 or 2 cents per share.

    See contingencies discussed in Note 6 to the unaudited consolidated financial statements.

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